                                                                    Exhibit 99.1
                                                                    ------------
                      [AMERICAN TOWER LOGO APPEARS HERE]

                                                         ATC CONTACT: ANNE ALTER
                                                  Director of Investor Relations
                                                       Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

       AMERICAN TOWER CORPORATION PRICES OFFERING OF CLASS A COMMON STOCK
       ------------------------------------------------------------------

Boston, Massachusetts January 18, 2001 - American Tower Corporation (NYSE: AMT) today announced that it has priced the sale of 10.0 million shares of Class A common stock through Goldman, Sachs & Co. in an underwritten public offering. The net proceeds to the Company of this offering are expected to be approximately $361 million. American Tower also granted Goldman Sachs an option to purchase an additional 1.5 million shares to cover over-allotments, if any. The closing of the offering is expected to occur on January 23, 2001 and is subject to customary closing conditions. The offering of the shares will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.


                                     # # #